Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

KORU Medical Systems, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	(1)	Other	2,300,000	$3.1250	$7,187,500.00	0.000087	$625.31

Total Offering Amounts:						$7,187,500.00		625.31
Total Fee Offsets:								0.00
Net Fee Due:								$625.31

__________________________________________
Offering Note(s)

(1)	Security Class Title: Common Stock, par value $0.01 per share, reserved for future issuance under the KORU Medical Systems, Inc. 2024 Omnibus Equity Incentive Plan, as amended.

Amount Registered: Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

The number of shares of common stock, par value $0.01 per share ("Common Stock"), registered represents an aggregate of 2,300,000 shares of Common Stock of additional shares issuable pursuant to the KORU Medical Systems, Inc. 2024 Omnibus Equity Incentive Plan, as amended.

Proposed Maximum Offering Price Per Share: Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price per share represents the average high and low sales prices of the Common Stock as quoted on the Nasdaq Capital Market on November 9, 2026.